SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Confidential, For Use of the Commission Only
☐ Definitive additional materials (as permitted by 14a-6(e)(2))
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
ELECTRO RENT CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of filing fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 12, 2006

DEAR SHAREHOLDERS:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of ELECTRO RENT CORPORATION to be held on Thursday, October 12, 2006, at 10:00 o’clock A.M., at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At the meeting we will:

1. Elect seven directors to serve as members of our Board of Directors until the next Annual Meeting or until their successors are elected.

2. Approve the selection of Deloitte & Touche LLP as our independent auditors.

3. Transact and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on August 14, 2006 are entitled to vote at the Annual Meeting. We urge you to vote your shares promptly by signing, dating and marking the enclosed proxy. You have the right to revoke your proxy before it is exercised by giving us written notice any time before the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

/s/  Steven Markheim
Steven Markheim, Secretary

DATED: August 14, 2006

Your vote is important, whether or not you expect to attend the Annual Meeting of Shareholders; please mark, date, sign and return promptly the enclosed proxy in the stamped return envelope provided. Your prompt return of the proxy will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

The Annual Meeting is on October 12, 2006. Please return your proxy in time.

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
COMPARISON OF TOTAL SHAREHOLDER RETURN
PROPOSAL 2 APPROVAL OF SELECTION OF INDEPENDENT AUDITORS
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR PRESENTATION AT 2007 ANNUAL MEETING
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
ANNEX A AUDIT COMMITTEE CHARTER
ANNEX B NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, October 12, 2006

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

Unless otherwise noted (1) the terms “Electro Rent,” “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s common stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.

We are furnishing this Proxy Statement to you in connection with our solicitation of proxies for our Annual Meeting of shareholders on October 12, 2006, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended May 31, 2006 and our Annual Report to Security Holders for the fiscal year ended May 31, 2006. However, neither annual report is intended to be a part of this Proxy Statement or a solicitation of proxies. We are first mailing this Proxy Statement and the accompanying form of proxy on or about August 30, 2006.

Time, Place and Purposes

We will hold our Annual Meeting at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 on Thursday, October 12, 2006 at 10:00 A.M., local time. At the Annual Meeting, we will ask you:

•	To elect seven directors to serve as members of our Board until the next Annual Meeting or until their successors are elected.

•	To approve the selection of Deloitte & Touche LLP as our independent auditors.

Although we are not aware of any other matters to be submitted to our shareholders at the Annual Meeting, any other business which properly comes before the meeting may be transacted at the meeting. If other matters do properly come before the meeting, the persons named in the enclosed proxy may vote on such matters in accordance with their best judgment.

Record Date; Voting Rights; Votes Required for Approval

Our Board has fixed the close of business on August 14, 2006 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting.

As of August 14, 2006, the record date, there were 25,550,260 shares of Common Stock issued and outstanding. Each share is entitled to one vote. However, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate his, her or its votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the seven candidates receiving the highest number of affirmative votes shall be elected.

Holders of a majority of the issued and outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The seven nominees for the Board receiving the greatest numbers of votes at the meeting will be elected to the seven director positions. The selection of Deloitte & Touche LLP as our independent auditors must be approved by the shareholders holding a majority of shares present, or represented, and voting at the Annual Meeting, assuming the required quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

Voting and Revocation of Proxies

All shares represented by valid proxies that we receive before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted “FOR” that proposal. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting.

You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or by facsimile, by submitting a subsequent later-dated proxy or by voting in person at the Annual Meeting.

Costs of Solicitation

We will pay the expenses of printing, assembling and mailing this Proxy Statement. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication. We may also make arrangements with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Common Stock held of record by such persons as of the record date. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

Recommendation of our Board

Our Board unanimously recommends that you vote “FOR” each of the nominees to be elected to the Board and “FOR” the selection of Deloitte & Touche LLP as our independent auditors.

If you sign and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the record date the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) each of our directors, (iii) each person named in the summary compensation table, and (iv) by all directors and officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock
	Number of	Percent of
Name and Address of Owner(1)	Shares(2)	Class(2)

Private Capital Management(3)	4,491,679	17.6%
8889 Pelican Bay Blvd., Ste. 500 Naples, Florida 34108
Daniel Greenberg(2)(4)	4,271,567	16.7%
T. Rowe Price Associates, Inc.(5)	3,806,600	14.9%
100 East Pratt Street Baltimore, Maryland 21202
Gerald D. Barrone	44,932	*
Nancy Y. Bekavac	30,283	*
Karen J. Curtin	6,369	*
Thomas A. Curtin(2)	68,679	*
Phillip Greenberg(6)	2,360,573	9.2%
Craig R. Jones(2)	76,558	*
Joseph J. Kearns	14,562	*
S. Lee Kling	54,165	*
Steven Markheim(2)	192,697	*
Gary B. Phillips(2)	199,050	*
James S. Pignatelli	15,673	*
Dimensional Fund Advisors Inc.(7)	1,274,139	5.0%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Executive Officers and Directors as a Group (18 Persons)(8)	5,175,365	19.1%

*	Less than 1%.

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, unless otherwise set forth in the table.

(2)	Any shares which are available under options which are currently exercisable or which will become exercisable within 60 days after the date as of which information in this table is provided are considered to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not considered outstanding for the purpose of computing the percentage of shares owned by any other person. The number of shares in this table includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided as follows: Mr. Daniel Greenberg (referred to as “Mr. Greenberg”), 80,000 shares; Mr. Phillips, 185,689 shares; Mr. Markheim, 165,259 shares; Mr. Jones, 76,435 shares; and Mr. Curtin, 55,423 shares.

(3)	Based upon information disclosed in the Form 13G/A filed by Private Capital Management on February 14, 2006, it beneficially owns 4,491,679 shares and has sole voting and disposition power with respect to no shares and has shared voting and disposition power with respect to 4,491,679 shares. Bruce S. Sherman has sole voting and disposition power with respect to 53,100 shares and has shared voting and disposition power with respect to 4,491,679 shares. Gregg J. Powers has sole voting and disposition power with respect to 9,000 shares and has shared voting and disposition power with respect to 4,491,679 shares.

(4)	The 4,271,567 shares reflected in the table include: (a) 110,496 shares held by The Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership, and (b) 80,000 shares issuable upon options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided.

(5)	Based upon information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2006, it has sole voting power with respect to 1,069,900 shares and sole dispositive power with respect to 3,806,600 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,000,000 shares, but does not have sole or shared dispositive power to any shares.

(6)	Based upon information contained in the Schedule 13G/A filed by Phillip Greenberg on February 14, 2006, Mr. Phillip Greenberg has sole voting and disposition power with respect to 2,360,573 shares.

(7)	Based upon information contained in the Schedule 13G filed by Dimensional Fund Advisors Inc. on February 6, 2006, it has sole voting power with respect to 1,274,139 shares and sole disposition power with respect to 1,274,139 shares.

(8)	Based on publicly available share ownership information and includes (a) 842,241 shares underlying options held by executive officers and directors that are currently exercisable or exercisable within 60 days after the date as of which information in this table is provided, (b) 21,592 shares held by the ESOP for the benefit of such executive officers and directors, and (c) 110,496 shares held by The Greenberg Foundation, which Daniel Greenberg has the right to vote but as to which he disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated the following seven persons as directors to serve until the next Annual Meeting, or until their successors have been duly elected and qualified. Each of the nominees is now a director of Electro Rent. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Electro Rent. The seven nominees receiving the greatest numbers of votes at the meeting will be elected to the seven director positions. Our Board recommends that you vote FOR each of the nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s seven nominees named below. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by our present Board to fill the vacancy. The schedule below sets forth with respect to each nominee for election (1) his or her age, (2) when he or she first became a director, and (3) his or her occupation and business experience during the past five years.

Name and Principal Occupation	Age	Director Since

Gerald D. Barrone(1)	75	1987
Retired
Nancy Y. Bekavac(2)	59	1992
President, Scripps College
Karen J. Curtin(3)	51	2004
Venture Partner, Paradigm Capital, Ltd., a financial advisory firm
Daniel Greenberg(4)	65	1976
Chief Executive Officer and Chairman of the Board of Electro Rent
Joseph J. Kearns(5)	64	1988
President, Kearns Associates, an investment consulting firm
S. Lee Kling(6)	77	1996
Chairman of the Board of The Kling Company, a merchant banking corporation
James S. Pignatelli(7)	62	2002
Chairman, President and Chief Executive Officer of Unisource Energy Corporation

(1)	From 1991 until 1998 Mr. Barrone was a director of Coast Federal Bank.

(2)	Ms. Bekavac has been President of Scripps College since 1990.

(3)	Ms. Curtin is a Venture Partner in Paradigm Capital Ltd. From 2004 until 2005, Ms. Curtin was a Principal in Dulcinea Ventures, a start up venture capital fund. From 1998 to 2002, Ms. Curtin was Executive Vice President for Bank of America.

(4)	See “Principal Shareholders.”

(5)	From 1982 to 1998 Mr. Kearns was Vice President and Chief Financial Officer of the J. Paul Getty Trust. He is a director of the Morgan Stanley Funds.

(6)	Mr. Kling is a director of Bernard Chaus, Inc. and National Beverage Corp.

(7)	Mr. Pignatelli has been Chairman, President and Chief Executive Officer of Unisource Energy Corporation since 1998. He is a director of KFX, Inc. and Blue Cross-Blue Shield of Arizona.

Executive Officers.

The schedule below sets forth the name, age and office or offices of each of our executive officers. No executive officer is related by blood, marriage or adoption to any other executive officer, director or nominee for director. Each executive officer has been employed by Electro Rent for more than five years.

			Held Office or
Name	Age	Office or Offices	Offices Since

Daniel Greenberg	65	Chairman of the Board and Chief Executive Officer	1979
Gary B. Phillips	54	Senior Vice President	1983
Steven Markheim	53	Vice President, Administration and Secretary	1987
Craig R. Jones	60	Vice President and Chief Financial Officer	1990
Richard E. Bernosky	50	Vice President, Product Management	1993
Dennis M. Clark	52	Vice President and General Manager — Computer Products and Services Group	1994
Thomas A. Curtin	53	Vice President, Sales — Eastern Region and Canada	1994
Ronald J. Deming	57	Vice President, Distribution and Technical Services	1998
Craig R. Burgi	53	Vice President, Sales — Computer Products	1998
John Hart	57	Vice President, Sales — Western Region	1998
Peter M. Shapiro	62	Vice President, Human Resources	1998
Meryl D. Evans(1)	49	Vice President, Administrative and Information Services	2005

(1)	From 2001 to 2005, Ms. Evans was Manager of Information Services at Electro Rent.

Board and Committees.

The Board of Directors of the Company held a total of four meetings during fiscal 2006 and acted once by written consent. All our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. Overall attendance by the nominees at board and committee meetings was approximately 98%, and all nominees attended more than 75% of the meetings of the Board and applicable committees in fiscal 2006. All of the nominees attended the 2005 Annual Stockholders’ Meeting.

Director Compensation.  Directors who are employees receive no additional compensation for their services as directors. Directors who are not employees are paid:

•	An annual cash retainer of $24,000;

•	$1,000 in cash for each board meeting which he or she attends;

•	$1,000 in cash for each meeting of the Audit Committee, Nominating and Governance Committee and Compensation and Stock Option Committee which he or she attends (although if a director attends more than one such committee meeting on the same day, he or she will receive an aggregate of $1,000 for all meetings attended, not $1,000 for each meeting attended); and

•	The chairman of each of the Nominating and Governance Committee and the Compensation and Stock Option Committee receives an additional cash retainer of $2,000 per year.

•	The Chairman of our Audit Committee receives an additional cash retainer of $5,000 per year.

Upon election to the Board for the first time, each non-employee director receives a stock option covering 5,000 shares of our Common Stock. Each director who is reelected receives an additional stock option covering 2,000 shares of our Common Stock. These options have a five-year term, are granted at not less than the current fair market value, and vest over the following two years.

Audit Committee.  The Audit Committee’s primary function is to review the financial information to be provided to Electro Rent’s shareholders, the financial reporting process, the system of internal controls, the audit process and Electro Rent’s process for monitoring compliance with laws and regulations. The Board of Directors has adopted a charter for the Audit Committee, and such charter is attached as Annex A to this Proxy Statement.

Audit Committee Charter.  Under our Audit Committee Charter, the Audit Committee is solely responsible for:

•	Hiring and firing the independent auditors for Electro Rent;

•	Resolving any disagreement between the auditors and management; and

•	Approving all non-audit services performed by Electro Rent’s auditors, subject to a de minimis exception.

With respect to the committee’s membership:

•	The members of the Audit Committee are Joseph J. Kearns, S. Lee Kling and James S. Pignatelli, and our Board has affirmatively determined that the members of the Audit Committee are “independent,” meaning that no member has a material relationship with Electro Rent (either directly or as a partner, shareholder or officer of an organization that has a relationship with Electro Rent).

•	Our Board has determined that the Chair of the Audit Committee, Mr. Kearns, is an audit “financial expert” under the rules issued by the SEC and the NASD.

•	No member of the Audit Committee sits on audit committees for more than two other public companies.

•	Each member of the Audit Committee has one vote.

•	No Audit Committee member receives any compensation from Electro Rent other than as a director and/or as a member of any committee appointed by the Board.

In performing its duties, the Audit Committee seeks to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of Electro Rent. The Audit Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns. In carrying out its oversight duties, among other things, the Audit Committee:

•	Meets in an executive session at least quarterly, or more frequently as circumstances dictate.

•	Inquires quarterly of the independent auditors of their views about Electro Rent’s choices of accounting principles and how disclosure practices may affect public views and attitudes about Electro Rent.

•	Reviews at least quarterly with financial management and the independent auditors (a) the financial statements contained in the quarterly and annual reports to shareholders; (b) critical financial reporting issues, policies and practices, (c) significant period-end adjustments; and (d) the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of our accounting principles and underlying estimates and other significant decisions made in preparing the financial statements.

•	Reviews with financial management and the independent auditors quarterly and annual earnings releases and press releases containing historical or forward-looking financial information before the reports are filed with the SEC, or other regulators, or the releases are published.

Audit Committee Meetings in Fiscal Year 2006.  The Audit Committee met five times during fiscal year 2006.

REPORT OF THE AUDIT COMMITTEE*

The material in this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2006 with the management of the Company.

The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards 61.

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence.

Based upon the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K (as incorporated by reference from the Company’s annual report to shareholders).

Dated: August 14, 2006

AUDIT COMMITTEE

Joseph J. Kearns, Chairman

S. Lee Kling
James S. Pignatelli

Nominating and Governance Committee.

All of the Board members except Mr. Greenberg serve as members of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee is Ms. Bekavac. The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors under the listing standards of NASDAQ. The Nominating and Governance Committee met two times during fiscal 2006. The slate of directors included in this Proxy Statement was selected by the Nominating and Governance Committee. The Nominating and Governance Committee’s current charter is attached as Annex B to this Proxy Statement.

* This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Duties.  The Nominating and Governance Committee manages the process for evaluating the performance of our Board and for nominating candidates (including current Board members) at the time for election by the shareholders after considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of existing Board members to be re-nominated. As appropriate, the Nominating and Governance Committee reviews director compensation levels and practices, and recommends, from time to time, changes in such compensation levels and practices to the Board. The Nominating and Governance Committee also:

•	Reviews the definition of independent director;

•	Investigates potential conflicts of interest and related party transactions by directors and executive officers;

•	Recommends committee assignments; and

•	Reviews our Code of Business Conduct and Ethics, corporate governance guidelines and committee charters.

Nominations.  On at least an annual basis, the Nominating and Governance Committee reviews with the Board whether it believes the Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the Board determines that a new member would be beneficial, the Nominating and Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including nominees by shareholders), are reviewed under the same process. The Nominating and Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Governance Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the Nominating and Governance Committee may recommend to the Board the election or nomination of a candidate.

Identifying and Evaluating Nominees for Director.  Candidates for independent Board members have typically been found through recommendations from directors or others associated with the Company. The Nominating and Governance Committee will consider nominations for directors from shareholders. Such nominations should be sent to our Secretary and include the name and qualifications of the nominee. All such recommendations will be brought to the attention of the Nominating and Governance Committee. Stockholders, who wish to submit nominees for election to the Board at the Company’s 2007 Annual Meeting of Stockholders, are strongly encouraged to do so on or before April 30, 2007.

Minimum Requirements.  The Nominating and Governance Committee has no predefined minimum criteria for selecting Board nominees although it believes that all independent directors should share qualities such as independence; relevant, non-competitive experience; and strong communication and analytical skills.

General Considerations.  In any given search, the Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board and the perceived needs of the Company. The Nominating and Governance Committee believes that it is necessary for at least one independent Board member to possess financial expertise. However, during any search the Nominating and Governance Committee reserves the right to modify its stated search criteria for exceptional candidates.

The Company believes that all of the nominees for election to our Board meet the minimum requirements and general considerations outlined above.

All of the nominees for election to our Board have previously served as Electro Rent directors.

Compensation and Stock Option Committee.

All of the Board members, except Mr. Greenberg, serve as members of the Compensation Committee and Stock Option Committee (the “Compensation Committee”). The Chair of the Compensation Committee is Mr. Kling. The Board of Directors has determined that all members of the Compensation Committee are independent directors under the listing standards of NASDAQ. The Compensation Committee met two times during fiscal 2006.

Duties.  The Compensation Committee is generally responsible for:

•	Assisting in developing and evaluating potential candidates for executive positions, and overseeing the development of executive succession plans;

•	Reviewing the performance of our officers, in particular our Chief Executive Officer;

•	Approving the compensation of officers;

•	Making recommendations to the Board regarding amounts of or changes in compensation including:

•	Bonuses.

•	Stock options.

•	Other management incentives; and

•	Granting options under 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) and administering our 2002 Stock Option Plan (the “2002 Option Plan”) and our 1996 Stock Option Plan (the “1996 Option Plan”) (together, our “Option and Equity Incentive Plans”). Our Option and Equity Incentive Plans are described below under “Executive Compensation.”

Director Option Plan Committee.

As of December 31, 2004, the Board determined that no new options will be issued under our 1996 Director Option Plan (the “Director Option Plan”) although all then outstanding options granted under the Director Option Plan would remain in effect. The Director Option Plan permitted the grant of nonstatutory stock options covering a maximum of 100,000 shares to our directors who are not employed by Electro Rent or its subsidiaries. The options that remain outstanding are exercisable during the lifetime of the optionee only by the optionee and are not transferable by the optionee other than by will or by the laws of descent and distribution.

Non-employee directors received options under the Director Option Plan by electing to defer all or a portion of their annual retainer and receive nonqualified options equivalent to the amount of the deferred director’s fees divided by 75% of the fair market value per share on the date of grant. Upon exercise of the options, the director pays 25% of the fair market value per share on the date of grant. The term of an option granted under this plan is five years. The Director Option Plan Committee had the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can an option be exercised before the first anniversary of the date of grant. Upon exercise of any option granted under the Director Option Plan, the exercise price must be paid in cash.

Mr. Greenberg, who is ineligible to receive options under the Director Option Plan, is the only member of the Director Stock Option Committee.

Communications to the Board

Stockholders may contact any of our directors by writing to them c/o Electro Rent Corporation, attention: Company Secretary, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. Stockholders and employees who wish to contact the Board or any member of the Audit Committee to report questionable accounting or auditing matters may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported to the following e-mail address: “auditcom@electrorent.com.” This e-mail address is a special e-mailbox to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or matters that are otherwise improper, will be addressed in an appropriate manner.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to the Company’s principal executive officer and principal financial officer. The Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate and timely public disclosure, compliance with all applicable laws, and prompt internal reporting of violations of the Code of Ethics to a person identified therein. Stockholders may obtain a copy of the Company’s Code of Ethics without charge. Requests should be addressed to our principal office, attention: Steven Markheim, Secretary.

Section 16(a) Beneficial Ownership Voting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than ten percent of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s Common Stock. Directors, executive officers and greater-than-ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports filed with the SEC and submitted to the Company and on written representations by certain directors and executive officers of the Company, the Company believes that all of the Company’s directors and executive officers filed all required reports on a timely basis during the past fiscal year.

Transactions With Management.

Mr. Greenberg personally rents a total of approximately 1,100 square feet of space in our buildings located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 and 15387 Oxnard Street, Van Nuys, CA 91411-2506, at a rate of $797 per month which is comparable to rates paid by other third party tenants.

EXECUTIVE COMPENSATION

The summary compensation table set forth below reflects information concerning annual and long-term compensation we paid to our chief executive officer and to each of the other four most highly compensated executive officers (the “Named Executive Officers”) for their services to Electro Rent and its subsidiaries in all capacities for the fiscal years ended May 31, 2006, 2005 and 2004.

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
				Other Annual	Restricted			All Other
				Compensation	Stock		LTIP	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Award(s) ($)	Options (#)	Payouts ($)	($)(2)

Daniel Greenberg	2006	$415,000	$200,000	0	0	0	0	$29,226
Chairman of the Board and	2005	400,000	200,000	0	0	120,000	0	20,402
Chief Executive Officer	2004	385,000	120,000	0	0	0	0	19,510
Gary B. Phillips	2006	$236,000	$185,000	0	0	0	0	$18,001
Senior Vice President	2005	227,000	185,000	0	0	70,000	0	10,178
	2004	210,000	95,000	0	0	0	0	9,120
Steven Markheim	2006	$220,000	$180,000	0	0	0	0	$16,342
Vice President and	2005	212,000	180,000	0	0	60,000	0	9,556
Secretary	2004	195,000	85,000	0	0	0	0	8,104
Craig R. Jones	2006	$171,500	$80,000	0	0	0	0	$13,352
Vice President and	2005	165,000	80,000	0	0	30,000	0	11,877
Chief Financial Officer	2004	150,000	36,000	0	0	0	0	9,638
Thomas A. Curtin	2006	$138,000	$58,000	0	0	0	0	$9,984
Vice President, Sales	2005	133,000	60,000	0	0	15,000	0	7,840
	2004	128,000	35,000	0	0	0	0	6,397

(1)	The value of perquisites and other personal benefits has not been included for fiscal years 2006, 2005 and 2004, since the value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2)	All Other Compensation for fiscal year 2006 includes the following for Messrs. Greenberg, Phillips, Markheim, Jones and Curtin: (i) Company matching contributions to the 401(k) Savings Plan of $9,562, $10,473, $9,739, $8,372 and $8,770 for each Named Executive Officer, respectively, (ii) Company contributions to the Supplemental Executive Retirement Plan of $10,111, $5,689, $5,134, $1,031, and $0 on behalf of the Named Executive Officers, respectively, to match a portion of 2006 pretax elective deferred contributions (included under salary) made by each person to such plans, and (iii) Electro Rent payments of term life insurance premiums of $9,554, $1,839, $1,470, $3,949 and $1,214 on behalf of the Named Executive Officers, respectively.

Stock Option and Equity Incentive Plans.

Option and Equity Incentive Plans.  The Company is currently authorized to issue options to its officers, employees, directors and consultants of the Company under the 2005 Equity Incentive Plan. Options to purchase 19,500 shares were granted in fiscal 2006 under the 2005 Equity Incentive Plan. At May 31, 2006, the 2005 Equity Incentive Plan had options covering 19,500 shares of Common Stock outstanding and 980,500 shares available for future grants. Options to purchase an aggregate of 787,189 and 311,136 shares of Common Stock remain outstanding under the Company’s 2002 and 1996 Stock Option Plans, respectively, although no new options may be issued under those plans.

The Option and Equity Incentive Plans are administered by the Compensation Committee. Members of that Committee receive only the standard annual option grants applicable to all non-employee Directors. Each option is evidenced by written agreement in a form approved by the Compensation Committee. No options granted under the Option and Equity Incentive Plans are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

Under the Option and Equity Incentive Plans, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of Electro Rent’s capital stock on the date of grant). Under the 1996 Option Plan or the 2002 Option Plan, the exercise price of a non-qualified stock option must not be less than 85% of the fair market value of the Common Stock on the date of grant, and under the 2005 Equity Incentive Plan, the exercise price of a non-qualified stock option must not have been less than 100% of the fair market value of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under the Option and Equity Incentive Plans, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

Director Option Plan.  As of December 31, 2004, the Board determined that no new shares will be issued under the Director Option Plan, although all then outstanding options granted under the Director Option Plan will remain in effect. The Director Option Plan permitted the grant of nonstatutory stock options to our directors who are not employed by Electro Rent or its subsidiaries.

The Director Option Plan is administered by Mr. Greenberg, who is ineligible to receive options under the plan. Each option is evidenced by written agreement in a form approved by the Director Option Plan Committee. No options granted under the Director Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

Prior to December 31, 2004, under the Director Option Plan, non-employee directors could elect to defer all or a portion of their annual retainer and receive nonqualified options equivalent to the amount of the deferred director’s fees divided by 75% of the fair market value per share on the date of grant. Upon exercise of the options, the director pays the remaining 25% of the fair market value per share on the date of grant. The term of an option granted under this plan is five years. The Director Option Plan Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can an option be exercised before the first anniversary of the date of grant. Upon exercise of any option granted under the Director Option Plan, the exercise price must be paid in cash.

The following table sets forth certain information, as of May 31, 2006, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans.

			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Issuance Under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,141,370	$9.13	980,500	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	1,141,370	$9.13	980,500

(1)	This number includes 980,500 shares of common stock reserved for issuance under the 2005 Equity Incentive Plan. It does not include shares under the 2002 and 1996 Stock Option Plans and Director Option Plan, under which no new options may be granted.

Option Grants in Last Fiscal Year.

No options were granted to any of the Named Executive Officers under the Company’s Option or Equity Incentive Plans during the 2006 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table summarizes for each of the Named Executive Officers the number of stock options exercised during fiscal 2006, the aggregate dollar value realized upon exercise, the total number of unexercised options held at May 31, 2006, and the aggregate dollar value of in-the-money, unexercised options held at May 31, 2006. “Value Realized” is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. “Value of Unexercised, In-The-Money Options at Fiscal Year-End” is the difference between its exercise or base price and the fair market value of the underlying stock on May 31, 2006, which was $16.50 per share. The values in that column, unlike the amounts set forth in the column headed “Value Realized,” have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; actual gains, if any, on exercise will depend on the value of our Common Stock on the date of exercise. There can be no assurance that these values will be realized.

			Number of Unexercised		Value of Unexercised
			Options at Fiscal		In-the Money Options at
	Shares Acquired	Value	Year-End (#)		Fiscal Year-End ($)(1)
Name	on Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel Greenberg	165,162	$700,749	40,000	80,000	$279,600	$559,200
Gary B. Phillips	47,817	$328,033	162,356	46,667	$1,208,508	$326,204
Steven Markheim	15,053	$93,916	145,259	40,000	$1,071,207	$279,600
Craig R. Jones	0	$0	66,435	20,000	$496,966	$139,800
Thomas A. Curtin	13,145	$83,983	50,423	10,000	$378,503	$69,900

(1)	In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise or base price of the option.

Other Employee Benefit Plans.

We maintain a Savings Plan (the “401(k) Plan”), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), a Supplemental Executive Retirement Plan (“SERP”), and a frozen Employee Stock Ownership Plan. Under Section 401(k) of the Code, contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and our contributions will be deductible by us when made. Contributions in excess of the maximum permitted under the 401(k) are automatically deferred under the SERP for executives.

All of our employees who have attained 18 years of age become eligible to participate in the 401(k) Plan after one year of employment. We have the option to match contributions of participants at a rate determined by our management each year. For participants with three or more years of service, we also may elect to make additional discretionary matching contributions in excess of the rate elected for participants with less than three years of service.

Cash contributions by the Company to our 401(k) Plan were $298,000, $398,000, and $281,000, and to our SERP were $21,000, $14,000, and $15,000, for fiscal years 2006, 2005 and 2004, respectively. Most of these contributions are based on a formula for matching employee contributions, while a portion is a discretionary contribution determined annually by our Board, which is then split among the Company’s employees based on applicable law.

Employment Agreements.

Our CEO.  Daniel Greenberg, our CEO, is employed pursuant to a written employment contract containing a rolling three year term. We entered into this employment agreement in 1986 and amended this agreement in November 1988. The agreement was further amended and restated in July 1992, and further amended in October 2001. Except for our Senior Vice President, Vice President, Administration and Secretary, and Vice President and Chief Financial Officer, none of our other executive officers is employed pursuant to a formal written employment agreement. The terms of the employment agreement of Mr. Greenberg are described in the report of our Compensation Committee.

Compensation.  For the fiscal year ended May 31, 2006 Mr. Greenberg was paid:

•	Base salary of $415,000.

•	Bonus of $200,000.

•	Fringe benefits comparable to those received by salaried employees generally (not exceeding in the aggregate 10% of his base salary).

If Mr. Greenberg resigns or is discharged for any reason other than for cause (other than an involuntary termination following a change of control), Mr. Greenberg shall become a consultant to Electro Rent for a period of 36 months from and after such resignation, discharge or termination and shall be compensated at an annual rate equal to one-half of his highest “annual base amount” (which is defined to include basic compensation, bonus and incentive compensation and deferred compensation) during the term of his employment contract.

Upon an involuntary termination following a “change of control” or upon Mr. Greenberg’s permanent disability, Mr. Greenberg will receive an amount equal to three times his highest “annual base amount” during the term of his employment. Payment of such amount will be made, at Mr. Greenberg’s option, in 36 monthly installments or in one lump sum. A “change of control” is defined to include a transaction in which any person or entity becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s Common Stock. According to an amendment filed to a Schedule 13G/A on February 14, 2006, Private Capital Management, a passive investor in the Company, beneficially owns Common Stock aggregating 17.6% of the total outstanding Common Stock.

Mr. Greenberg is also entitled to receive employee benefits comparable to those provided to the Company’s senior executives; family health care benefits upon retirement; and certain other payments and benefits in case of the Executive’s involuntary termination including involuntary termination following a change of control.

Mr. Greenberg’s employment agreement was amended in October 2001 to provide that during his employment with the Company, and thereafter, the Company would maintain medical coverage, consistent with the standard of coverage currently available to him, for (i) himself and his spouse for as long as they each shall live, and (ii) Mr. Greenberg’s dependant children until each child reaches the age of 24, unless prior to that time the child has become disabled, in which case the Company shall maintain insurance with respect to that child for as long as he/she shall live.

During the 2006 fiscal year Mr. Greenberg exercised 165,162 stock options.

Other Executive Officers.  On October 31, 2005, Electro Rent entered into employment agreements with each of Gary B. Phillips, our Senior Vice President, Steven Markheim, our Vice President, Administration and Secretary, and Craig R. Jones, our Vice President and Chief Financial Officer (collectively, “Senior Officers”). Under his respective employment agreement, each Senior Officer is paid a base salary and a discretionary bonus each year in an amount to be determined in accordance with Electro Rent’s practices for its senior executives. The base salary for Mr. Phillips is $236,000, the base salary for Mr. Markheim is $220,000 and the base salary for Mr. Jones is $171,500. In addition, each of the Senior Officers receives benefits generally available to Electro Rent’s senior executives. All Senior Officers are “at will” employees. Any Senior Officer may be terminated by Electro Rent at any time for any reason, and each Senior Officer may resign at any time for any reason. If, within eighteen months of a “Material Change”, such as a change of control of Electro Rent, any Senior Officer is terminated other than for “Cause” or a Senior Officer terminates for “Good Reason”, then such Senior Officer shall be entitled to (i) a severance payment equal to two times his base salary, (ii) immediate vesting of all options previously granted to him and (iii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and such Senior Officer’s share of the prior year’s bonus pool. If, at any time other than within eighteen months of a “Material Change”, Electro Rent terminates a Senior Officer other than for “Cause” or a Senior Officer terminates for “Good Reason”, then such senior officer shall be entitled to (i) a severance payment equal to one times his base salary and (ii) a pro rata share of the bonus pool for the year of termination based on the percentage of the year worked prior to termination and such Senior Officer’s share of the prior year’s bonus pool. The severance payments described in clause (i) of each of the two preceding sentences shall be payable, at Electro Rent’s option, either (a) in monthly installments or (b) as one lump sum as soon as practicably possible with an appropriate discount to reflect such acceleration.

Retirement of our Former President and Chief Operating Officer.  Prior to his retirement from his positions as President, Chief Operating Officer and a member of the Board as of October 9, 2003 and as an employee of the Company on January 5, 2004, William Weitzman was employed by the Company under an employment agreement containing substantially similar terms to the employment agreement for Mr. Greenberg. In accordance with the retirement provisions of his employment agreement, Mr. Weitzman (1) received in 2004 one lump sum cash payment of $2,055,000 in full satisfaction of all severance due to him under his employment agreement, (2) will receive through December 2006 both (a) cash payments in an amount equal to what the Company’s contributions to its 401(k) and SERP plans would be for the account of Mr. Weitzman if he were still employed by the Company and (b) certain other fringe benefits; and (3) receives, along with his family, medical and dental care coverage equal to the coverage he and his family received while he was the Company’s President and Chief Operating Officer. Aggregate cash payments to or on behalf of Mr. Weitzman were $66,560 in fiscal year 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or was an Electro Rent officer or employee, or is related to any other member of the Compensation Committee, or any member of the Board, or any Electro Rent executive officer by blood, marriage or adoption.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE*

Compensation Philosophy.

In designing compensation programs, the Compensation Committee believes that compensation should reflect the value created for shareholders while supporting the Company’s strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for shareholders.

•	Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions to the Company’s success.

Executive compensation has consisted of three parts: base compensation, bonuses and stock options.

In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company’s success, the Compensation Committee’s general approach to compensating executives is to pay cash salaries which are commensurate with the executives’ experience and expertise and, where relevant, are comparable with the salaries paid to executives in competitive businesses. Consequently, base salaries for the Company’s executives have been determined as part of the total compensation package by reference to such factors as salary history, competitive factors in the market, and relative merit. In recommending base compensation, the Compensation Committee has periodically called upon compensation consultants to submit compensation data from comparable companies, but did not do so in fiscal 2006, believing that the benefits would not be justified by the costs. Given current market conditions, both for executives and for the Company, the Compensation Committee decided to give raises to the executive officers of the Company for fiscal 2006.

The Compensation Committee recommends bonus awards on an annual basis taking into consideration all relevant factors including the performance of the particular executive and the success of management generally in carrying out the objectives of the Company. During fiscal 2006, the Company’s personnel worked diligently and exceeded the financial objectives set by management at the beginning of the fiscal year. Although the Company’s revenue increased by 6.7% during fiscal 2006, its operating profit was essentially unchanged from the previous year.

* This report of the Compensation and Stock Option Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Accordingly, the Compensation Committee awarded management bonuses for fiscal 2006 with an overall bonus pool at approximately the same level as the prior year.

The Compensation Committee grants stock options to key employees of the Company, including Company executives, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and to attract new employees with outstanding qualifications. In granting stock options, the Compensation Committee confers with senior management. 7,500 options were granted to employees during fiscal 2006.

Our Directors received standard annual grants to directors of 12,500 options under the 2005 Equity Incentive Plan (5,000 shares on initial election and 2,000 shares on reelection).

Compensation Procedure.

In the first quarter of each fiscal year the Compensation Committee meets to review executive compensation and to make recommendations for executive bonuses for the fiscal year ended the preceding May 31st and base compensation for the then current fiscal year.

The Chief Executive Officer gives the Compensation Committee a report and recommendation respecting each of the executives other than himself. He also supplies the Compensation Committee with whatever information the Compensation Committee requests concerning his own performance and any other aspects of the Company’s operations which might be relevant in fixing or recommending compensation for the Chief Executive Officer.

The Compensation Committee fixes the compensation by appropriate resolutions.

The Chief Executive Officer.

In 1986 the Company entered into a written Executive Employment Agreement with Daniel Greenberg, the Chief Executive Officer. This agreement was amended in November 1988 and was further amended and restated in July 1992. The amended and restated employment agreement of Mr. Greenberg was later amended by Amendment No. 1 in October 2001.

In its present form the Agreement provides for a three year rolling term at a base salary of not less than $300,000. The contract provides that the base salary is adjusted annually based upon the consumer price index and may be increased at any time by the Board or the Compensation Committee. The Compensation Committee kept the base salary for Mr. Greenberg for 2007 at $415,000.

The Agreement provides that Mr. Greenberg is entitled to receive bonuses and incentive compensation each year in addition to his base salary. In determining the amount of such bonus and incentive compensation, consideration is to be given to all pertinent factors including, but not limited to, the following:

“...historic policies and practices, business revenues, business profits, the quality of the Executive’s performance and the value of his contributions to the Company, the prevailing compensation levels for comparable executive officers in businesses of size, complexity and/or character similar to those of the Company.”

For fiscal 2006, based on these factors and the Compensation Committee’s general analysis of the Company’s performance outlined above, Mr. Greenberg received a bonus of $200,000.

Dated: August 14, 2006

COMPENSATION AND STOCK OPTION COMMITTEE

S. Lee Kling, Chairman
Gerald D. Barrone
Nancy Y. Bekavac
Karen J. Curtin
Joseph J. Kearns
James S. Pignatelli

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares our total shareholder return with (1) the NASDAQ (US) Index, (2) the Russell 2000 Index, and (3) the composite prices of the companies listed by Value Line, Inc. in its Industrial Services Industry Group (“Peer Group”). Our Common Stock is listed in both the Russell 2000 Index and the Industrial Services Industry Group. The comparison is over a five year period, beginning May 31, 2001 and ending May 31, 2006. The total shareholder return assumes $100 invested at the beginning of the period in our Common Stock and in each index. It also assumes reinvestment of all dividends.

Cumulative Five Year Total Return
Value of $100 Invested on May 31, 2001
Fiscal Years Ended May 31

	2001	2002	2003	2004	2005	2006
Electro Rent Corporation	100	80	64	97	104	146
NASDAQ Stock Market (US)	100	79	79	98	102	109
Russell 2000	100	99	91	119	131	155
Value Line Industrial Services	100	87	65	80	87	114

PROPOSAL 2

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee, with the ratification of both our Board and our shareholders, selected the accounting firm of Deloitte & Touche LLP (“D&T”) as Electro Rent’s independent auditors for the fiscal years ended May 31, 2005 and 2006. The Audit Committee and the Board have selected D&T as Electro Rent’s independent auditors for the fiscal year ending May 31, 2007, and that selection is now being submitted to the shareholders.

Audit Fees.  Aggregate audit fees were $407,800 for professional services rendered by D&T for the audit of our annual financial statements for the fiscal year ended May 31, 2006, for the audit of internal controls over financial reporting as of May 31, 2006, and for the review of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, compared to $479,500 in fiscal 2005.

Audit-Related Fees.  All such fees are reported under the above paragraph entitled “Audit Fees.”

Tax Fees.  This category consists of professional services rendered by D&T for tax compliance, tax advice and tax planning. Aggregate fees billed by D&T for tax services rendered to Electro Rent, other than those described above under “Audit Fees,” during the fiscal year ended May 31, 2006 were $36,000, compared to $34,031 in fiscal 2005.

All Other Fees.  None

Attendance of Annual Meeting.  A representative of D&T will be available at the Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

Approval by Audit Committee.  Prior to engaging our independent auditor, our Audit Committee approves such engagement based on its judgment of the independence and effectiveness of our independent auditor. Our Audit Committee pre-approves all non-audit services performed by Electro Rent’s independent auditors subject to a de minimis exception for expenditures for non-audit services which total less than 5% of total fees paid by Electro Rent to its independent auditors during the fiscal year. In pre-approving non-audit services, the Audit Committee considers whether the provision of non-audit services, if any, by the independent auditors is compatible with maintaining the independent auditors’ independence. In fiscal 2005 and fiscal 2006, the Audit Committee pre-approved all non-audit services provided by our independent auditors. The Audit Committee will not approve any of the Prohibited Services listed on Appendix A to its charter (attached as Annex A to this Proxy Statement), and, in making a business judgment about particular non-audit services, the Committee will consider the guidelines contained in Appendix A to its charter.

Vote Required; Recommendation of the Board

Proposal 2 must be approved by the shareholders holding a majority of shares present, or represented, and voting at the Annual Meeting at which a quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

Notwithstanding the approval by the shareholders of the appointment of D&T, the Audit Committee may, if the circumstances warrant, appoint other independent auditors.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2007.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR PRESENTATION AT 2007 ANNUAL MEETING

Any proposal which a shareholder wishes to have presented for consideration at the 2007 Annual Meeting and included in the proxy statement and form of proxy for the 2007 Annual Meeting, including any shareholder director nominees, must be received at our principal office, attention: Steven Markheim, Secretary, no later than April 30, 2007. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to our Secretary. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on July 15, 2007 and must otherwise satisfy the requirements of our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be householding our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Investor Relations, Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, or contact Investor Relations by telephone at (818) 787-2100. Electro Rent will, upon request, promptly deliver additional copies of proxy statements and annual reports to shareholders who participate in householding. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement the Board does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matter properly comes before the meeting, the holders of the proxies will act in each instance in accordance with their best judgment.

In addition to the solicitation of proxies by mail, certain of our employees, without extra remuneration, may solicit proxies. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for the cost of forwarding the material. We will bear the cost of solicitation.

Copies of our 2006 Annual Report are being mailed to shareholders. Additional copies and additional information, including our Annual Report on Form 10-K, filed with the SEC may be obtained by any shareholder without charge. Requests should be addressed to our principal office, attention: Steven Markheim, Secretary.

By order of the Board

/s/  Steven Markheim
Steven Markheim
Secretary

Van Nuys, California
August 14, 2006

ANNEX A

AUDIT COMMITTEE CHARTER

Overview

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) shall assist the Board in fulfilling its financial oversight responsibilities. Its primary function shall be to review the financial information which will be provided to the shareholders and others, the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations.

To assure the appropriate division of labor in corporate governance, the Committee must draw a line between its oversight role and management’s role in managing the affairs of Electro Rent. The Committee is intended to oversee, but not replace, management’s own efforts. Accordingly, the Committee will initiate reviews of Electro Rent’s financial reporting processes and systems, but it is the responsibility of management and the independent auditors to bring to the attention of the Committee any failures, irregularities, or other problems within those processes and systems that may arise from time to time.

In performing its duties, the Committee will seek to maintain free and open communication between the Board, the independent auditors, the internal auditors and the financial management of Electro Rent. The Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns.

Committee Composition

Committee Comprised Solely of Independent Directors.  The Committee shall be comprised of at least three “independent” directors in accordance with the rules of the SEC and NASDAQ. If at any time the Committee is composed of fewer than three independent directors, such lesser number will constitute the Committee until the Board appoints a successor or successors. For a director to be deemed “independent,” the Board must affirmatively determine the director has no material relationship with Electro Rent (either directly as a partner, shareholder or officer of an organization that has a relationship with Electro Rent). “Independence” also requires a three-year cooling-off period for directors who are or were (or had a family member who is or was) an employee of Electro Rent, or of its independent auditors. If future SEC or NASD rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations.

Member Qualifications.  Each Committee member must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

One Committee Member must be a “Financial Expert.”  At least one member of the Committee designated by the Board must have accounting or financial management experience sufficient to qualify as a “financial expert” under the rules issued by the SEC and the NASD.

Additional Limitation.  No member of the Committee may sit on audit committees for more than two other public companies unless explicitly approved by the Board and proper disclosure is made in Electro Rent’s proxy statement.

Chairperson.  The Committee shall be composed solely of “independent” directors in accordance with the rules of the SEC and NASDAQ. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

Compensation

Committee members may not receive any direct or indirect compensation from Electro Rent other than as a director.

Annex A-1

Sole Authority for Retaining Auditors and Other Financial Professionals

The Committee will have the sole power to:

•	Hire and fire the independent auditors to audit the financial statements of Electro Rent and its divisions and subsidiaries, based on the Committee’s judgment of the independent auditors’ independence and effectiveness, as well as to approve all fees and engagement terms;

•	Resolve any disagreement between the auditors and management; and

•	Pre-approve all non-audit services performed by Electro Rent’s auditors, subject to a de minimis exception for expenditures for non-audit services which total less than 5% of total fees paid by Electro Rent to its auditors during the fiscal year. In doing so, the Committee will consider whether the provision of non-audit services, if any, by the independent auditors is compatible with maintaining the independent auditors’ independence. The Committee will not approve any of the Prohibited Services listed on Appendix A to this document, and, in making a business judgment about particular non-audit services, the Committee will consider the guidelines contained in Appendix A to this document.

Oversight Responsibilities

The Committee will have oversight responsibility to:

•	Review with financial management and the independent auditors the quarterly and annual earnings releases and press releases containing historical or forward-looking financial information before the reports are filed with the Securities and Exchange Commission, or other regulators, or the releases are published. In doing so, the Committee will review with financial management and the independent auditors (i) the financial statements contained in the quarterly and annual reports to shareholders to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders; (ii) Electro Rent’s critical financial reporting issues, policies and practices, including changes in or adoptions of accounting principles and disclosure practices, significant period-end adjustments and any other matters required to be communicated to the Committee by the auditors; and (iii) the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of Electro Rent’s accounting principles and underlying estimates and other significant decisions made in preparing the financial statements.

•	Inquire quarterly of the independent auditors of their views about how Electro Rent’s choices of accounting principles and disclosure practices may affect public views and attitudes about Electro Rent.

•	Require the independent auditors to timely report to the Committee (i) any difficulties encountered in the course of their work, including any restriction on the scope of activities or access to required information, (ii) all alternative treatments of financial information within GAAP discussed by the independent auditors and management, the ramifications of each such alternative treatment and the accounting firm’s preferred treatment, and (iii) other material written communications between the accounting firm and Electro Rent’s management, such as any management letter or schedule of unadjusted differences.

•	Meet with the independent auditors and financial management of Electro Rent prior to any audit to review the scope of any proposed audit, including the timing of the audit, the procedures to be utilized and the adequacy of the independent auditors’ compensation. At the conclusion of the audit process, review the findings in the audit with the independent auditors and the cooperation that the independent auditors received during the course of their work.

•	At least annually, obtain from the independent auditors a written communication delineating all their relationships and professional services, as required by Independence Standards Board Standard No. 1, Independence Discussion with Committees, and an explanation of the independent auditors’ internal quality control procedures and material issues (if any) raised in their peer review. In addition, review with the

Annex A-2

independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors.

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the Committee, as the shareholders’ representatives, and that the Committee has the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

•	Review the performance of and succession planning for Electro Rent’s financial and accounting personnel.

•	Review and concur with the Board in the appointment, replacement, reassignment or dismissal of the Chief Financial Officer of Electro Rent.

•	Review the adequacy and effectiveness of the accounting and financial controls of Electro Rent. This should include a discussion with the independent auditors in which the Committee should review any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

•	Review communications received by Electro Rent from regulators and other legal and regulatory matters that may have a material effect on Electro Rent’s financial statements or compliance policies, as provided by management of Electro Rent.

•	Inquire of management and the independent auditors about significant areas of risk or exposure and assess the steps management of Electro Rent has taken to minimize such risks.

•	Investigate any allegations of senior officers or directors which might violate the Code of Business Conduct and Ethics of Electro Rent.

•	Consider such other matters in relation to the financial affairs of Electro Rent and its accounts, and in relation to the external audit of Electro Rent, as the Committee may, in its discretion, determine to be advisable.

Policies and Procedures

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of Electro Rent meet or exceed all applicable legal and business standards. However, the Committee will:

•	Investigate any matter brought to its attention within the scope of its duties.

•	Obtain the approval of this Charter from the Board and review and reassess this Charter at least annually or as conditions dictate. The Charter will be included in Electro Rent’s Proxy Statement every three years or when significant amendments are made to it.

•	Meet in executive session at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will provide an opportunity for the independent auditors and management of Electro Rent to meet separately with the Committee, without members of the other group present.

•	Be governed by majority vote of its members.

•	Report the results of the annual audit to the Board and, if requested by the Board, invite the independent auditors to attend the Board meeting to assist in reporting the results of the annual audit or to answer the directors’ questions.

•	Report the results of and any recommendations from each Committee meeting to the Board and participate in an annual performance evaluation of the Committee.

Annex A-3

•	Confirm in writing to the NASD annually or as otherwise required with respect to any changes on the Committee regarding independence, financial capabilities and the annual review and reassessment of the Committee Charter.

•	Affirm in Electro Rent’s Proxy Statement that the Committee has fulfilled its responsibilities during the year in compliance with the Charter.

The Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors such as consultants and shall determine the extent of funding necessary for the payment of compensation to such persons.

Procedures for Responding to Concerns

Every employee of or consultant to Electro Rent who has, or who hears expressed by another person, any concerns about the manner in which Electro Rent’s financial statements or public reports are prepared, the sufficiency of its internal financial controls, the honesty or competence of its financial management or independent auditors or any other matter within the purview of the Committee is directed and strongly encouraged to report the matter promptly to any member of the Committee. The Committee will attempt to keep the name of the person reporting the potential issue confidential to the extent requested by that person and not inconsistent with the best interests of Electro Rent. The Committee will not tolerate retaliation against any person who reports potential issues to the Committee in good faith.

Any member of the Committee who receives such a complaint or inquiry shall notify the Chair of the Committee, who shall then notify the other members of the Committee. The Committee will then promptly decide on an appropriate methodology to investigate, understand and resolve the potential issue in a timely fashion. To do so, the Committee has the power to retain outside counsel, accountants and other professionals to assist in responding to and investigating any issue. After review and discussion in an executive session and (as the Committee deems necessary) with the Board and with outside counsel or other outside advisors, the Committee shall seek to promptly address the concerns and respond privately or publicly, as appropriate, to address the matter. The decision of the Committee in any such matter will be final and binding on Electro Rent without further action of the Board.

APPENDIX A TO AUDIT COMMITTEE CHARTER

To help maintain internal accounting controls, the following non-audit services shall not be performed by Electro Rent’s independent auditors (“Prohibited Services”):

•	Bookkeeping or other services related to Electro Rent’s accounting records;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker, dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service not permitted by SEC or the NASDAQ regulations.

Annex A-4

Some factors which may be considered by the Committee when deciding whether to approve audit and non-audit services, which are not Prohibited Services, include:

1. Whether the service facilitates the performance of the audit, improves Electro Rent’s financial reporting process, or is otherwise in the interest of Electro Rent and its shareholders.

2. Whether the service is being performed principally for the Committee.

3. The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Electro Rent’s financial reporting process.

4. Whether the service would be performed by specialists who ordinarily also provide recurring audit support.

5. Whether the service would be performed by audit personnel and, if so, whether it will enhance their knowledge of Electro Rent’s business and operations.

6. Whether the role of those performing the service would be inconsistent with the auditors’ role.

7. Whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management.

8. Whether the auditors, in effect, would be auditing their own numbers.

9. Whether the project must be started and completed very quickly.

10. The size of the fee(s) for the non-audit service(s).

Annex A-5

ANNEX B

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Responsibilities

The Nominating and Corporate Governance Committee (the ‘‘Committee”) of the Board of Directors (the “Board”) of Electro Rent will be responsible for overseeing and, as appropriate, making recommendations to the Board regarding, membership and constitution of the Board and its role in overseeing the affairs of Electro Rent.

In particular, the Committee will:

•	Review with the Board on an annual basis the appropriate skills and characteristics required on the Board in the context of the strategic direction of Electro Rent.

•	Review with the Board on an annual basis the appropriate skills and characteristics required of new Board members.

•	Manage the process for evaluating current Board members at the time they are considered for re-nomination, provide advice to those Board members based on these evaluations, and recommend to the Board whether those Board members should be re-nominated, after considering the appropriate skills and characteristics required on the Board, the current makeup of the Board, the results of the evaluations, and the wishes of those Board members to be re-nominated.

•	Solicit and receive recommendations for candidates for new directors, manage the process for evaluation of any candidates and recommend Board approval of any candidate deemed acceptable by the Committee. The Committee believes that all suggestion for nominee, regardless of the source, should be reviewed using the same approach.

•	Manage a process under which the full Board annually assesses its performance and develops recommendations for improvements.

•	As appropriate, review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to Board.

•	Review for the Board approval the definition of what constitutes an independent director, both for a board member and for an Audit Committee Member. The definition should be in compliance with relevant standards of regulators and listing bodies.

•	Investigate any potential conflict of interest by a director as assigned to it by the Board.

•	After receiving advice from the Chairman of the Board and the Chief Executive Officer and, considering the desires and qualifications of individual Board members, recommend committee assignments, including committee chairmanships, to the Board for approval.

•	On an annual basis, review and recommend changes to the Code of Business Conduct and Ethics of Electro Rent, and review and recommend to the Board any actions regarding potential conflicts of the interest raised with the Committee involving executive officers of Electro Rent.

•	Review and approve all related party transactions.

•	Establish regular meetings of independent members of the Board no less frequently than twice a year.

•	Review annually the corporate governance guidelines and committee charters and recommend to the Board any needed changes.

•	Keep abreast of the developments in the corporate governance field that might affect Electro Rent.

Annex B-1

Committee Composition

The Committee shall be comprised solely of “independent” directors. For a director to be deemed “independent,” the Board must affirmatively determine the director has no material relationship with Electro Rent (either directly or as a partner, shareholder or officer of an organization that has a relationship with Electro Rent). “Independence” also requires a three-year cooling-off period for directors who are or were (or had a family member who is or was) an employee of Electro Rent, or of its independent auditors. If future SEC or NASD rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

Policies and Procedures

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of Electro Rent meet or exceed all applicable legal and business standards. However, the Committee will:

•	Investigate any matter brought to its attention within the scope of its duties.

•	Obtain the approval of this Charter from the Board and review and reassess this Charter at least annually or as conditions dictate.

•	Meet in an executive session at least annually near the end of Electro Rent’s fiscal year, and more frequently as circumstances dictate.

•	Be governed by majority vote of its members.

•	Report the results of and any recommendations from each Committee meeting to the Board and participate in an annual performance evaluation of the Committee.

The Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors and to retain search firms and shall determine the extent of funding necessary for the payment of compensation to such persons.

Annex B-2

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Daniel Greenberg, Steven Markheim and Joseph J. Kearns as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, including the right to cumulate votes (if cumulative voting is desired by the Proxies), all the shares of common stock of Electro Rent Corporation held of record by the undersigned on August 14, 2006 at the annual meeting of shareholders to be held on October 12, 2006, or any adjournment thereof in the manner below upon matters set forth in the accompanying Proxy Statement and, in the judgment and discretion of the Proxies, upon such other business as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE

▼ DETACH PROXY CARD HERE ▼

1. ELECTION OF DIRECTORS
	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY (to vote for all nominees listed below)	☐	EXCEPTIONS

Director Nominees: G.D. Barrone, N.Y. Bekavac, K.J. Curtin, D. Greenberg, J.J. Kearns, S.L. Kling, J.S. Pignatelli
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)
EXCEPTIONS:

2.	PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP as the independent auditors of the corporation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the seven nominees for directors and for proposal 2.
I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

Please sign exactly as name appears of record on your stock certificates. When shares are held by joint tenants, both should sign.

Dated:	, 2006

Signature

Title

Signature, if held jointly

Title, if held jointly
When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope